UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Furmanite Corporation
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To:	All Furmanite Employees
From:	Joe Milliron, Chief Executive Officer
Date:	May 4, 2015

Fellow Employees,

Today we issued a press release announcing that we have received an indication of interest from a strategic acquirer for a transaction in which all Furmanite stockholders would receive cash for their shares, at a substantial premium to current market prices. Attached is a copy of the press release that was issued earlier today.

As a publicly traded company, we need to take expressions of interest like this seriously; and we do. The Furmanite Board of Directors believes this indication of interest could lead to a definitive agreement to acquire the Company at a substantial premium. While we are unable to disclose additional information at this time, we think this is an exciting opportunity to pursue that would deliver important benefits and drive additional growth.

You may be asking yourself how this affects you and what should you do in response to this news. The answers are: there is no impact on your daily activities and the best thing that you can do is keep focused on safety, quality and the job at hand so that we continue to be the most trusted supplier of our clients.

It is important to recognize that no agreement has been reached and there can be no assurances that any transaction will result from these discussions. Regardless of whether a transaction is ultimately completed, this is a process that will take some time.

We are stockholders ourselves, and always consider what is best for all the company’s stockholders, employees and customers. We care about employee safety above all else, and ask that you remain focused on your work and follow our processes and procedures for your own protection and the safety of others.

As for next steps, our Board is in the process of retaining a financial advisor to assist with the evaluation of this proposal and any other strategic alternatives that may be presented. In addition, the Board is seeking to adjourn the 2015 Annual Meeting of Stockholders until Thursday, June 4, 2015, provided a sufficient number of our stockholders support this decision. The Board is seeking this additional time, with the assistance of a financial advisor, to engage in discussions with the interested strategic acquirer and to evaluate any potential offer, with the possibility of entering into a definitive agreement if circumstances warrant.

We ask for your assistance as we all work together to create an even stronger company, deliver value to stockholders and provide additional benefits for you and for our customers.

Thank you for your hard work and for your continued commitment to working safely at our sites all around the world.

Sincerely,

Joe

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

IMPORTANT INFORMATION
In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.

Certain of the Company’s statements in this document are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, the Company’s ability to achieve its targeted future performance and revenue levels, the Company’s ability to achieve planned cost savings, and other risks and uncertainties detailed most recently in the Company’s Form 10-K as of December 31, 2014 filed with the SEC. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this document are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.